Press Release

SOURCE: GameTech International, Inc

GameTech Receives Nevada Gaming Commission License Approval

RENO, Nev. (October 23, 2008) -- GameTech International, Inc. (“GameTech” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment, bingo systems, video lottery terminals and server based gaming announced today the Nevada Gaming Commission unanimously and unconditionally awarded the Company with licenses for the manufacture and distribution of gaming devices within the State of Nevada.  In addition the Company also secured unconditional licenses for the operation of Mobile Gaming Systems and operation of Interlinked Casino Systems within the State of Nevada.

By holding these unconditional licenses, GameTech is in a position to bring their server-based mobile gaming system deployed in other jurisdictions to the Nevada market.  Additionally, these licenses allow for the sale or lease of traditional slot machines within the State.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the Company provides electronic bingo systems and equipment.  Under the Summit Gaming™ brand the Company provides video lottery terminals and slot machine gaming devices.  The Company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.